Exhibit 10.1

Summary of 2013 Compensation Package

Name	Mark Alles
Job Title	EVP, Global Head, Hematology/Oncology
Base Salary	$670,000	Effective March 1, 2013

Bonus Target	70%	Effective January 1, 2013

Annual Equity Award	Stock Options: 47,300 Restricted Stock Units: 5,500	Effective April 1, 2013

LTIP Target	100% of base salary as of plan cycle approval (12/12/12), or $650,000	2013-2015 Performance Cycle, commencing January 1, 2013

Severance Benefit	12 months of salary continuation COBRA benefit at active employee rates	In the event of involuntary termination for reasons other than cause
Financial Planning Benefit	Up to $15,000 per year	Reimbursement of reasonable and customary fees associated with financial planning and/or tax preparation/advice

Acknowledged and agreed:		On behalf of Celgene Corporation:

/s/Mark Alles	4/23/13	By:	/s/Robert J. Hugin	April 22, 2013
Mark Alles	Date		Robert J. Hugin	Date
Chairman and CEO